                                                                        Exh. 4.4

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                           USN COMMUNICATIONS, INC.


                  9% CONVERTIBLE SUBORDINATED NOTES DUE 2004

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                         SUPPLEMENTAL INDENTURE NO. 1

                          Dated as of August 12, 1997

-------------------------------------------------------------------------------

                        HARRIS TRUST AND SAVINGS BANK,

                                    Trustee

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

     SUPPLEMENTAL INDENTURE NO. 1, dated as of August 12, 1997 (the "Supplement"), to the Indenture, dated as of September 30, 1996 (the "Indenture"), between USN COMMUNICATIONS, INC. (formerly, United USN, Inc.), a Delaware corporation (the "Company"), having its principal office at 10 South Riverside Plaza, Suite 401, Chicago, Illinois 60606. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Indenture.

                            RECITALS OF THE COMPANY

     WHEREAS, the Company and the Trustee have entered into the Indenture pursuant to which the Company has issued $36,000,000 aggregate principal amount at Stated Maturity of its 9% Convertible Subordinated Notes due 2004 (the "Convertible Notes");

     WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee, with the consent of the Holder of each outstanding Convertible Note, may enter into one or more indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders;

     WHEREAS, all acts and things prescribed by the Indenture and by law necessary to make this Supplement a valid instrument legally binding on the Company and the Trustee, in accordance with its terms, have been duly done and performed; and

     WHEREAS, all conditions precedent to amend or supplement the Indenture have been met, including, without limitation, receipt of the consents of each of the Holders of the outstanding Convertible Notes.

     NOW, THEREFORE, each party agrees, for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes, to the deletions, amendments and modifications set forth below which will become operative pursuant to the terms hereof.

                                  ARTICLE I

                                  AMENDMENTS

          Section 1.01  Deletions, Amendments and Modifications to Article I.

               (a) The following terms are inserted in Section 1.1 of the Indenture as new definitions.

          ""Consent Agreement" means the Consent Agreement, dated as of August 12, 1997, by and among the Company, Merrill Lynch Global Allocation Fund, Inc. and Merrill Lynch Equity/Convertible Series (Global Allocation Portfolio)."

          ""New Convertible Note Asset Sale Offer" means an "Asset Sale Offer" as defined in and made pursuant to the provisions of the New Convertible
     Note Indenture."

          ""New Convertible Note Indenture" means the Indenture, to be dated the date of issuance of the New Convertible Notes, if issued, between the Company and the New Convertible Note Trustee, as amended and supplemented from time to time."

          ""New Convertible Note Trustee" means the trustee to be appointed, if applicable, under the New Convertible Note Indenture and any successor appointed in accordance with the terms thereof."

          ""New Convertible Notes" means a new issue of 9% convertible subordinated notes in an amount yielding $10 million in proceeds to the Company to be issued by the Company pursuant to the New Convertible Note Indenture, if applicable, pursuant to the exercise by certain Persons of an option to purchase such notes pursuant to the Consent Agreement."

          ""New Senior Note Asset Sale Offer" means an "Asset Sale Offer" as defined in and made pursuant to the provisions of the New Senior Note Indenture."

          ""New Senior Note Guarantees" means a guarantee of payment of the New Senior Notes in the form of a supplemental indenture to the New

     Senior Note Indenture to be executed and delivered pursuant to the New Senior Note Indenture."

          ""New Senior Note Indenture" means the indenture, dated the date hereof, between the Company and the New Senior Note Trustee, as amended and supplemented from time to time."

          ""New Senior Notes" means $152,800,000 aggregate principal amount at stated maturity of senior notes to be issued pursuant to the New Senior
     Note Indenture and up to $48,500,000 aggregate principal amount at stated maturity of additional senior notes that may be issued pursuant to the New Senior Note Indenture upon the exchange of Senior Notes, in whole but not in part, by the holders thereof for New Senior Notes pursuant to the Consent Agreement."

          (b) The definition of "Additional Warrants" is hereby amended and modified to read in its entirety as follows:

          ""Additional Warrants" means the Additional Warrants which may be issued pursuant to Section 4.15 hereof and the Warrant Agreement if the Company does not achieve consolidated total revenues (calculated in accordance with GAAP) of at least $8,500,000 for the period from June 1, 1997 through June 30, 1997 and if, among other things, by August 31, 1997, the Company has not either consummated a qualified Public Offering or been sold pursuant to a Qualified Sale of the Company.

          (c) The definition of "Asset Sale" is hereby amended and modified to read in its entirety as follows:

          ""Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by such Person or any of its Restricted Subsidiaries to any Person other than to such Person or a Restricted Subsidiary of such Person, in one transaction or a series of related transactions (each hereinafter referred to as a "Disposition"), of (a) Capital Stock of or other equity interests in any Restricted Subsidiary (other than director's qualifying shares) except as provided in clause (iv) of this definition, (b) all or substantially all of the assets of any division or line of business of such Person or of any the Restricted Subsidiaries or (c) Property or assets of such Person or any of its Restricted Subsidiaries, the Fair Market Value of which exceeds $500,000, other than (i) a Disposition of Property in the ordinary course of business and consistent with industry practice, (ii) a Disposition of Eligible Cash Equivalents, (iii) a Disposition that constitutes a Restricted Payment permitted under Section 4.13 of the Senior
     Note Indenture and/or the New Senior Note Indenture, (iv) a Disposition of no more than 10 percent of the Capital Stock of USN Solutions on a fully diluted basis pursuant to the exercise of the USN Solutions Option, (v) a Disposition by the Company in connection with a transaction permitted under
     Article V hereof and (vi) contribution of assets to any Unrestricted Subsidiary constituting an Investment otherwise permitted under the Senior
     Note Indenture and the New Senior Note Indenture."

          (d) The definition of "Pari Passu Indebtedness" is hereby amended and modified to read in its entirety as follows:

          ""Pari Passu Indebtedness" means any Indebtedness (secured or unsecured) of the Company or any Guarantor that ranks pari passu in right of payment with the Senior Notes, the Senior Note Guarantees, the New Senior Notes or the New Senior Note Guarantees, as applicable."

          (e) The definition of "Senior Indebtedness" is hereby amended and modified to read in its entirety as follows:

          ""Senior Indebtedness" means all obligations of the Company under the Senior Notes, the Senior Note Indenture and the Senior Note Guarantees contained in the Senior Note Indenture, if any, and the New Senior Notes, the New Senior Note Indenture and the New Senior Note Guarantees contained in the New Senior Note Indenture, if any."

          (f) Section 1.03(g) is hereby amended and modified to read in its entirety as follows:

          "(g) when used with respect to the Senior Notes, the Convertible Notes, the New Senior Notes or, if issued, the New Convertible Notes, the term "principal amount" shall mean the principal amount thereof at the Stated Maturity of such principal amount; and"

          Section 1.02  Deletions, Amendments and Modifications to Article IV.

               (a) Section 4.08(b)(ii) is hereby amended and modified to read in its entirety as follows:

          "(ii) apply an amount equal to such Net Cash Proceeds, or remaining Net Cash Proceeds, (A) to the permanent reduction of Indebtedness of the Company (other than Indebtedness to a Restricted Subsidiary of the Company) that is pari passu in right of payment with the Senior Notes, the New Senior Notes, the Convertible Notes and, if issued, the New Convertible Notes; provided, however, that in connection with any such permanent reduction of Indebtedness of the Company, the Company shall apply, pro rata, a portion of such Net Cash Proceeds or remaining Net Cash Proceeds to the permanent reduction of the aggregate amount of Senior Notes, New Senior Notes, Convertible Notes and New Convertible Notes outstanding, or (B) to the permanent reduction of Indebtedness of any Restricted Subsidiary of the Company that is pari passu in right of payment with such Restricted Subsidiary's Senior Note Guarantee, New Senior Note Guarantee, Convertible Note Guarantee and New Convertible Note Guarantee, if applicable (other than Indebtedness to the Company or another Restricted Subsidiary of the Company)."

          (b) Section 4.08(c) is hereby amended and modified to read in its entirety as follows:

          "(c) If at any time the aggregate amount of Excess Proceeds calculated as of such date exceeds $5,000,000, the Company shall, within 30 days of the date on which such Excess Proceeds exceed $5,000,000, use such Excess Proceeds to make an offer, as described in Section 4.08(d) hereof (an "Asset Sale Offer"), to purchase on a pro rata basis from all Holders of the Convertible Notes and the holders of New Convertible Notes, if issued, Convertible Notes and New Convertible Notes in an aggregate principal amount equal to the maximum principal amount that may be purchased out of the then-existing Excess Proceeds, at a purchase price (the "Asset Sale Purchase Price") in cash equal to 100 percent of the Accreted Value of such Convertible Notes and New Convertible Notes on any Asset Sale Payment Date occurring prior to September 30, 1999, plus accrued and unpaid interest, if any, and Special Interest, if any, or any "Special Interest" (as defined in the New Convertible Note Indenture), if any, as applicable, to such Asset Sale

     Payment Date, or 100 percent of the principal amount at Stated Maturity of such Convertible Notes and New Convertible Notes on any Asset Sale Payment Date occurring on or after September 30, 1999, plus accrued and unpaid interest, if any, and Special Interest or any "Special Interest" (as defined in the New Convertible Note Indenture), if any, as applicable to such Asset Sale Payment Date; provided that if any Senior Notes or New Senior Notes are outstanding and the Senior Note Indenture or the New Senior Note Indenture has not been satisfied or discharged, the Company shall be required to apply the Excess Proceeds first to a Senior Note Asset Sale Offer (as described in the Senior Note Indenture) and a New Senior Note Asset Sale Offer (as described in the New Senior Note Indenture), on a pro rata basis, and to the substantially concurrent repayment or redemption of Pari Passu Indebtedness (if any) if required by the instruments relating to such Pari Passu Indebtedness (which repayment or redemption, in the case of a revolving credit arrangement or multiple advance arrangement, reduces the commitment thereunder) in the manner permitted by the Senior Note Indenture and the New Senior Note Indenture and to the extent that the aggregate amount paid pursuant to the Senior Note Asset Sale Offer and the New Senior Note Asset Sale Offer and, if applicable, the repayment of Indebtedness as permitted by the Senior Note Indenture and the New Senior
     Note Indenture is less than such Excess Proceeds, the Company shall then make an Asset Sale Offer for such remaining portion of such Excess Proceeds within 100 days of the date on which such Excess Proceeds exceeded $5,000,000."

          (c) The first paragraph of Section 4.08(d) and subsection (d)(i) are hereby amended and modified to read in their entirety as follows:

          "(d) Within 30 days (or 100 days if any Senior Notes or New Senior Notes are outstanding and the Senior Note Indenture or the New Senior Note Indenture has not been satisfied or discharged) of the date on which the amount of Excess Proceeds exceeds $5,000,000 (but subject to the proviso of clause (c) of this Section 4.08), the Company, or the Trustee at the request and expense of the Company, shall send to each Holder by first class mail, postage prepaid, a notice prepared by the Company stating:

                    (i)  that an Asset Sale Offer is being made pursuant to this
          Section 4.08, and that Convertible Notes that are properly tendered will be accepted for payment, subject to proration in the event the amount of Excess Proceeds is less than the aggregate Asset Sale Purchase Price of all Convertible Notes and New Convertible Notes promptly tendered pursuant to the Asset Sale Offer and the New Convertible Note Asset Sale Offer, as applicable;

          (d) Section 4.10(a) is hereby amended and modified to read in its entirety as follows:

          "(a) The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary, provided that so long as the Senior Notes or New Senior Notes remain outstanding and the Senior Note Indenture or the New Senior Note Indenture has not been satisfied or discharged, (i) immediately after giving effect to the transaction, the Company could incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) of the Senior Note Indenture and/or Section 4.09(a) of the New Senior Note Indenture and (ii) such designation is at the time permitted under Section 4.13(a) of the Senior Note Indenture and/or the New Senior
     Note Indenture, as the case may be.  Notwithstanding any provision of this
     Section 4.10(a), all Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries."

          (e) Section 4.12(c) is hereby amended and modified to read in its entirety as follows:

          "(c) The Company shall deliver written notice to the Trustee within 5 Business Days after becoming aware of (i) any Default or Event of Default,
     (ii) any event of default under the Senior Note Indenture or the New Senior
     Note Indenture or (iii) any event of default or any default under any other mortgage, indenture or instrument referred to in Section 6.01(e) hereof, describing such Default, Event of Default or other event of default or default, its status and what action the Company is taking or proposes to take with respect thereto."

          (f) Section 4.15 is hereby amended and modified to read in its entirety as follows:

          "SECTION 4.15 Additional Invested Equity. If the Company does not achieve consolidated total revenues (calculated in accordance with GAAP) of at least $8,500,000 for the period from June 1, 1997 through June 30, 1997 and if, by August 31, 1997, the Company has not either (i) consummated a Qualified Public Offering or (ii) been sold pursuant to a Qualified Sale of the Company, the Company shall by such date be required to either (A) obtain $10,000,000 of Additional Invested Equity or (B) (i) grant to the Holders of the Convertible Notes the right to purchase for $10,000,000 additional convertible securities of the Company convertible into 16 2/3 percent of the Common Stock on a fully diluted basis (as used herein, the term "fully diluted" does not include any securities, including Common Stock, issued in any transaction described in clauses (i) through (xi) of
     Section 15(d)(ii) of the Warrant Agreement) after giving effect to the issuance of such additional convertible securities and (ii) grant to the holders of the Convertible Notes the right to purchase warrants (the "Additional Warrants") exercisable for Common Stock representing up to 5% of the Common Stock of the Company at a purchase price of $.01 per share (subject to certain adjustments to be specified in the Additional Warrants, if required) on a fully diluted basis (as used herein, the term "fully diluted" does not include any securities, including Common Stock, issued in any transaction described in clauses (i) through (xi) of Section 15(d)(ii) of the Warrant Agreement) after giving effect to the issuance of such Additional Warrants."

          Section 1.03  Deletions, Amendments and Modifications to Article VI.

               (a) Section 6.01(i) is hereby amended and modified to read in its entirety as follows:

               "(i) the occurrence and continuation of an "event of default" under the Senior Note Indenture or the New Senior Note Indenture for a period of 30 consecutive days, after written notice of the occurrence of such "event of default" has been given to the Company by the Trustee or a Holder or Holders of Convertible Notes, which notice states that such an event constitutes a Default hereunder."

               (b) The second paragraph of Section 6.02 is hereby amended and modified to read in its entirety as follows:

          "In the event of a declaration of acceleration because an Event of Default set forth in Section 6.01(e) hereof has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to Section 6.01(e) hereof shall be remedied, or cured or waived by the holders of the relevant Indebtedness within 60 days after such event of default; provided that no judgment or decree for the payment of the money due on the Convertible Notes has been obtained by the Trustee as hereinafter in this Article VI provided. In the event of a declaration of acceleration because an Event of Default set forth in Section 6.01(i) hereof has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled (A) if the Senior Notes and/or the New Senior Notes, as applicable, have been repaid, (B) if the event of default under the Senior Note Indenture and/or the New Senior Note Indenture, as applicable, triggering such Event of Default pursuant to
     Section 6.01(i) hereof shall be remedied or cured, or waived by the holders of the Senior Notes and/or the New Senior Notes, as applicable, or (C) if the Senior Notes and/or the New Senior Notes, as applicable, have been accelerated, then the acceleration of the Senior Notes and/or the New Senior Notes, as applicable, shall have been rescinded within 60 days of the occurrence of such event of default under the Senior Note Indenture and/or the New Senior Note Indenture, as applicable, and, in the case of clauses (A), (B) or (C) above, the Senior Note Trustee and/or the New Senior Note Trustee, as applicable, so certifies to the Trustee, provided that any such event described in clause (A), (B) or (C) above must occur prior to the commencement of an enforcement proceeding with respect to this Indenture."

          Section 1.04 Deletions, Amendments and Modifications to Article X. The last sentence of Section 10.01(a) is hereby amended and modified to read in its entirety as follows:

          "This Convertible Note Guarantee is intended to be superior to or pari passu in right of payment with all Indebtedness of the Guarantors, other than the Senior Note Guarantees and the New Senior Note Guarantees, if any, of such Guarantors, and each Guarantor's obligations are independent of any obligation of the Company or any other Guarantor."

          Section 1.05 Deletions, Amendments and Modifications to Article XI. The first paragraph of Section 11.09 is hereby amended and modified to read in its entirety as follows:

          "SECTION 11.09 No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company or any Guarantor with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with. No provision of the subordination provisions contained in this Article may be amended without the consent of the holders of Senior Indebtedness as provided by the terms of such Senior Indebtedness."

          Section 1.06  Deletions, Amendments and Modifications to Article XII.

               (a) The second paragraph of Section 12.01 is hereby amended and modified to read in its entirety as follows:

               "The price at which the Common Stock of the Company shall be delivered upon conversion (herein called the "Conversion Price") shall be equal to $104.36 per share."

               (b) The third sentence of the third paragraph of Section 12.01 is hereby amended and modified to read in its entirety as follows:

               "In addition, if the Company does not achieve consolidated total revenues (calculated in accordance with GAAP) of at least $8,500,000 for the period from June 1, 1997 through June 30, 1997 and if, by August 31, 1997, the Company has not either (i) consummated a Qualified Public Offering or (ii) been sold pursuant to a Qualified Sale of the Company, the Company shall by such date be required to either (A) obtain $10,000,000 of Additional Invested Equity or (B) (i) grant to the Holders of the Convertible Notes the right to purchase for $10,000,000 additional convertible securities of the Company convertible into 16 2/3 percent of the Common Stock on a fully diluted basis (as used herein "fully diluted" does not include any securities, including Common Stock, issued in any transaction described in clauses (i) through (xi) of Section 15(d)(ii) of the Warrant Agreement) after giving effect to the issuance of such additional convertible securities, (ii) grant to the Holders of the Convertible Notes (the Additional Warrants) on a fully diluted basis (as used herein, the term "fully diluted" does not include any securities, including Common Stock, issued in any transaction described in clauses (i) through (xi) of Section 15(d)(ii) of the Warrant Agreement) after giving effect to issuance of such Additional Warrants, and (iii) adjust the Conversion Price for the Convertible Notes by dividing the Conversion Price in effect immediately prior to the issuance of such convertible securities and warrants by 1.15."

               (c) Section 12.04(n) is hereby amended and modified to insert the following after clause (vi) thereof:

     "(vii) No adjustment need be made in respect of (1) the issuance of the warrants to be issued by the Company in connection with the offering of the New Senior Notes (the "New Warrants") or the exercise of such New Warrants;
     (2) the issuance of warrants to be issued to Merrill Lynch Global Allocation Fund, Inc. and Merrill Lynch Equity/Convertible Series (Global Allocation Portfolio) pursuant to the Consent Agreement (the "Consent Warrants") or the exercise of such Consent Warrants; (3) the issuance of the New Convertible Notes or the conversion thereof; (4) the conversion of shares of the Company's 9.0% Cumulative Convertible Pay-In-Kind Preferred Stock, Series A; and (5) any adjustment of the warrant exercise price of the New Warrants or the Consent Warrants in accordance with their respective terms or any adjustment in the conversion price of the New Convertible Notes in accordance with its terms."


                                  ARTICLE IV

                                 MISCELLANEOUS

          Section 2.01 Effect of this Supplement. This Supplement is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes. Except as specifically modified herein, the Indenture and the Convertible Notes are in all respects ratified and confirmed and shall remain in full force and effect in accordance with their terms.

          Section 2.02 Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by the reason of this Supplement. This Supplement is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee assumes no responsibility for the recitals contained herein, which shall be taken a statements of the Company, and makes no representation as to the validity or sufficiency of this Supplement.

          Section 2.03 GOVERNING LAW. THIS SUPPLEMENT AND THE CONVERTIBLE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT WITH REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.

          Section 2.04 Counterparts. This Supplement may be executed in any number of counterparts and by the parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          Section 2.05 Severability. In case any provision in this Supplement, the Indenture or in the Convertible Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          Section 2.06 Titles and Headings. The titles and headings in this Supplement are solely for convenience of reference and will not be given any effect in the construction or interpretation of this Supplement.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                USN COMMUNICATIONS, INC.



                                By
                                   -------------------------------
                                Name:
                                Title:

[Corporate Seal]

Attest


--------------------

                                HARRIS TRUST AND SAVINGS BANK,
                                  as Trustee



                                By
                                   -------------------------------
                                Name:
                                Title:

[Corporate Seal]

Attest


--------------------

STATE OF ILLINOIS        )
                         )    SS.:
COUNTY OF COOK           )


          On the _____ day of August, 1997, before me personally came __________________, to me known, who being by me duly sworn, did depose and say that he is ___________________ of USN Communications, Inc., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.



                                         ---------------------------------------
                                         Notary Public

                                         State of Illinois
                                         My commission expires

[Seal]

STATE OF ILLINOIS        )
                         )    SS.:
COUNTY OF COOK           )


          On the ___ day of August, 1997, before me personally came ________________, to me known, who being by me duly sworn, did depose and say that he is ___________________ of Harris Trust and Savings Bank, the Trustee described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.




                                         ---------------------------------------
                                         Notary Public

                                         State of Illinois
                                         My commission expires

[Seal]